Exhibit 99.1

Letter to Shareholders

To Our Shareholders,

This is the first time that, on behalf of TechCare new management and board, I am addressing you, our shareholders, and I am bringing with me a message of change and renewal.

As the new Chairperson and CEO, it is important for me to convey a clear, transparent, message on the process that we have gone through in the past few months and disclose our plans for the company’s new activity.

On January 6, 2020 we, the new primary shareholders of TechCare Corp., signed the agreement to acquire control of the company.

Since then, we have worked hard to close past issues and open a new page by building a strong infrastructure for the success of the new activity.

Our actions included the following:

●	Finalizing the 2019 annual report, with the following highlights:

○	Novomic’s - the previous activity’s - results for 2019,
○	Divesting 90% of Novomic’s activity from the company,
○	Removing the “Going Concern Note” that has been with the company for years.

●	Creating a strong infrastructure for the success of the new activity with the vision of being a powerhouse for high-growth technology companies utilizing our business and financial expertise in technology, real estate, and financing.
●	To reflect the new activity, we are changing the company name to “Citrine Global, Corp.”. We filed a definitive information statement on Form 14(C) in connection with this change and expect it to take effect around the end of May 2020.

Summary of Activities of Citrine Global, Corp.

Vision:

Citrine Global’s vision is to be a powerhouse for high-growth technology companies via business and financial expertise.

A Winning Differentiated Strategy

●	Citrine Global offers multi-strategy solutions combining strategic marketing, business development, real estate and asset management services and financing solutions.
●	Such wide spectrum of services is targeted at helping create an integrated strategy that supports our client companies in achieving their local and global expansion ambitions.

We are proud to be launching this special differentiating strategy that will position Citrine Global as a unique player in the market for changing the way technology companies with promising solutions can be empowered to achieve growth milestones and global success.

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Activities Q1 2020:

COVID-19 caused some delay in submitting the financial reports and required some amendments to Citrine Global’s original plan and roadshow.

●	The quarantine measures, flight cancellations and closures resulting from COVID-19 worldwide have made it difficult and even impossible to meet with different investors, parties and partners. However, we managed to adapt to the situation and built an alternative plan in a short time.

●	The primary shareholders took the decision to support Citrine Global and signed a $1.8 million agreement for funding the company.
●	Since the company’s directors and executives are based in Israel, and it was not possible to travel to New York and Europe, we decided to focus on the Israeli market as first step, via our 100% owned subsidiary Citrine Global Israel Ltd. We are now in advanced stages of deal processes with various technology companies, including public companies, in the fields of health, wellness, foodtech and medical cannabis.

We plan to support high-growth technology companies’ local and global expansion via an array of services. We have the ability to customize our services to each company’s needs - from assistance with strategic business planning to solving real estate-related and finance issues.

Our Short Term Plans

●	We are striving to promote with all speed the new activity, side by side with restoring investor confidence in the company.
●	We are now working to complete the S1 that will detail our plans and use of our infrastructure, expertise, and global connections for recruitment of top client companies.
●	We will continue our processes with technology companies from Israel and we are already in advanced processes with a number of Israeli technology companies and we hope that in the near future we will report on a number of deals.
●	We are actively monitoring the situation and will continue to monitor and take actions to abide with all regulatory requirements resulting from COVID-19.
●	We are building a plan for an international Road Show that will start immediately once the quarantine and closure measures are removed in the various territories worldwide.

We operate in several channels in parallel and we plan to continue to build, buy, partner, invest, and co-innovate with our client companies in order to create as many synergetic, win-win alliances as possible and empower our client companies to become global leaders and improve the health and quality of life of as many people as possible worldwide.

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A Special Thank You

I would also like to thank you, our investors and shareholders, for your loyalty and support, helping us to fulfill Citrine Global’s vision and goals, which will bring to market technologies in health and wellness that will improve the lives of many people around the world.

I wish to express my deep thanks to all the team that has worked with me day and night to complete these moves: to the team from Pearl Cohen Zedek Latzer Baratz leading law firm, to our directors Ilan Ben Ishay and Ilanit Halperin, to our CFO Zviel Gedalihou, to the team from PwC, to Uri Ben-Or and his team, to my partners and advisers Yaron Pitaru and Edan Katz, to Ronit Pasternak, to Oren Traistman, Tali Dinar and the Novomic team, and to all the great teams of the primary shareholders of Citrine Global, Corp.: WealthStone, Neto Financing and Citrine S A L .

Best regards.

Ora Meir Soffer,

Executive Chairperson and Chief Executive Officer

May 11th, 2020

http://www.citrine-global.com/

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